JANUARY 22, 2010

 Kay Jackson
972-281-1486
kay.jackson@kcc.com

KIMBERLY-CLARK ANNOUNCES YEAR-END 2009 RESULTS AND 2010 OUTLOOK

 4Q Net Sales Increased 8 Percent to $5.0 Billion; EPS of $1.17 Up 16 Percent

4Q Cash Provided By Operations Rose 48 Percent to $1.0 Billion

Company Resuming Share Repurchases and Planning For High Single-Digit to Low Double-Digit
Increase in 2010 Dividend

 2010 Adjusted EPS Guidance $4.80 to $5.00, Up 6 to 11 Percent Versus 2009 EPS, In Line With or
Slightly Above Long-Term Target

Company Reaffirms Top- and Bottom-Line Growth Objectives Through 2015

DALLAS, January 22, 2010—Kimberly-Clark Corporation (NYSE: KMB) today reported that net sales in the fourth quarter of 2009 increased 8.4 percent to $5.0 billion, including an approximate 5 percent benefit from stronger foreign currency exchange rates.  Organic sales rose nearly 3 percent, driven by higher sales volumes of about 2 percent and increased net selling prices of approximately 2 percent, while changes in product mix were unfavorable by about 1 percent.  The combined impact of the I-Flow Corporation and Jackson Safety acquisitions added an additional point of sales growth in the quarter.  The organic sales growth was highlighted by double-digit increases for the company’s global Health Care business and for K-C’s international operations in Asia, Latin America, the Middle East, Eastern Europe and Africa.
      Diluted net income per share for the quarter was $1.17 compared with $1.01 in 2008.  The bottom-line improvement was driven by a 15 percent increase in operating profit.  In addition, earnings per share growth benefited from higher income at the company’s equity affiliate, Kimberly-Clark de Mexico, partially offset by a higher effective tax rate.  Fourth quarter gross profit margin increased by 180 basis points compared to the year-ago period, including benefits from higher selling prices, input cost deflation and cost reduction efforts, while the growth in operating profit was achieved despite an increase in strategic marketing spending of about $45 million in local currency terms.  For the full year 2009, diluted net income per share was $4.52 compared to the company’s previous guidance of $4.50 to $4.60.  For the full year 2008, diluted net income per share and adjusted earnings per share were $4.03 and $4.13, respectively.
     Adjusted earnings per share in 2008 exclude charges for strategic cost reductions and an extraordinary loss.  Additional detail on these items and further information about adjusted earnings per share and why the company uses this non-GAAP financial measure are provided later in this news release.

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     Chairman and Chief Executive Officer Thomas J. Falk said, “Our fourth quarter results completed a strong year for Kimberly-Clark.  In 2009 we delivered excellent performance in the near-term while we maintained our strong focus on doing what’s right for sustainable, long-term growth.  Despite the difficult environment, we grew organic sales by about 3 percent in 2009.  At the same time, we aggressively reduced costs, significantly improved profitability and delivered all-time record cash flow.  In addition, we increased strategic marketing spending by about $140 million in local currency terms and strengthened our brands with meaningful innovations.  We also continued to make progress with our targeted growth initiatives, particularly in our K-C International business and in higher-margin, higher-growth opportunities in K-C Professional and Health Care.  All-in-all, we executed our business plans well and achieved growth in earnings per share of 9 percent in 2009 compared to adjusted results in 2008.  That’s at the high end of our long-term target and is a terrific accomplishment by K-C’s worldwide team.”
Review of fourth quarter sales by business segment
     Sales of personal care products increased 11.5 percent compared with the fourth quarter of 2008. Sales volumes rose 5 percent, changes in currency rates added another 5 points to sales, and higher net selling prices contributed 2 points of growth in the quarter, while product mix was off 1 percent.
     Personal care sales in North America increased nearly 1 percent versus the fourth quarter of 2008.  Sales volumes advanced more than 3 percent and currency effects added an additional point of growth, while net selling prices fell approximately 3 percent due to increased promotional activity.  Sales volumes for Huggies diapers rose 6 percent and market shares improved by approximately 1 percent.  Year-ago results for Huggies diapers were negatively impacted by customer inventory adjustments and increased consumer demand for lower-priced offerings.  In other areas of the business, sales volumes for K-C’s adult incontinence brands rose 10 percent, with continued benefits from product innovation on the Depend brand launched earlier in the year, and volumes for Kotex feminine care products increased 11 percent, in part due to promotional activity.
     In Europe, personal care sales rose 10 percent in the quarter, including a currency exchange rate benefit of nearly 8 percent.  Sales volumes rose about 4 percent, while changes in product mix reduced sales by 1 percent.  The volume gains reflect continued strong performance for Huggies diapers in Central Europe, along with improvement in the company’s four core markets of the U.K., France, Italy and Spain.  In addition, sales volumes for Huggies baby wipes increased at a double-digit rate in the fourth quarter.
     In K-C’s international operations in Asia, Latin America, the Middle East, Eastern Europe and Africa, personal care sales increased 25 percent, as organic sales rose 15 percent and changes in currency rates added 10 points of top-line growth.  Net selling prices improved 9 percent and sales volumes advanced 7 percent in the fourth quarter, while changes in product mix reduced sales by about 1 percent.  The growth in organic sales was broad-based, with particular strength in Argentina, Brazil, China, Israel, Russia, and the Andean region in Latin America.

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     Sales of consumer tissue products increased 0.9 percent in the fourth quarter.  Although favorable currency exchange rates improved sales by 4 percent, sales volumes were down 2 percent and net selling prices were lower by about 1 percent.
     In North America, sales of consumer tissue products decreased nearly 6 percent compared to the year-ago period.  Net selling prices fell 3 percent, due to an increase in competitive promotional activity, and sales volumes and changes in product mix each reduced sales by more than 1 point.  Sales volumes for Kleenex facial tissue rose 7 percent in the quarter, with increased promotional shipments and a modest benefit from the cold and flu season.  Paper towel volumes fell at a double-digit rate and continue to be impacted by consumer trade-down, while volumes for bathroom tissue fell slightly in the fourth quarter.
     In Europe, consumer tissue sales rose more than 1 percent compared with the fourth quarter of 2008, including favorable currency effects of 7 percent.  Net selling prices decreased 4 percent, reflecting a continued competitive environment, and sales volumes and product mix were each off about 1 percent in the quarter.
     In K-C’s international operations in Asia, Latin America, the Middle East, Eastern Europe and Africa, consumer tissue sales increased about 13 percent, as currency effects were favorable by 10 percent and organic sales rose more than 2 percent.  Net selling prices increased 6 percent and product mix improved 1 percent in the quarter, reflecting the company’s actions to improve net realized revenue.  These factors were partially offset by lower sales volumes of about 4 percent.
     Sales of K-C Professional (KCP) & other products increased 11.6 percent compared with the fourth quarter of 2008.  Net selling prices rose 7 percent, favorable currency effects benefited sales by 5 percent and the acquisition of Jackson Safety that occurred in April 2009 added more than 3 points of sales growth in the quarter, while organic sales volumes fell about 3 percent.
     Economic weakness and high unemployment levels in North America and Europe continued to affect KCP’s categories in the fourth quarter.  In North America, sales increased 4 percent, including an approximate 6 percent benefit from Jackson Safety.  Organic sales volumes were down about 5 percent, partially offset by higher net selling prices of about 3 percent.  In Europe, KCP’s sales rose 6 percent in the fourth quarter, including favorable currency effects of more than 7 percent and a benefit from Jackson Safety of more than 1 percent.  Organic sales volumes were down about 4 percent, while net selling prices increased 1 percent.
     In K-C’s international operations in Asia, Latin America, the Middle East, Eastern Europe and Africa, KCP’s sales increased 34 percent, including benefits from currency rates totaling nearly 15 percent.  Net selling prices improved more than 20 percent in the quarter, while sales volumes and changes in product mix were each down slightly.

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     Sales of health care products increased 22.1 percent in the fourth quarter.  Growth was driven by a 13 percent increase in organic sales volumes and a 6 percent benefit from the acquisition of I-Flow Corporation, which closed in late November 2009.  In addition, favorable currency exchange rates added 3 points of sales growth in the quarter, while net selling prices and product mix were even with the prior year.  Organic volume growth was broad-based across several product categories, including continued double-digit growth in exam gloves and apparel.  The business continues to benefit from strong results in nitrile gloves, including the new Lavender offering introduced in late 2008.  In addition, increased global demand for face masks as a result of the H1N1 flu virus was responsible for approximately 6 points of organic volume growth in the quarter.
Other fourth quarter operating results
     Operating profit was $717 million in the fourth quarter of 2009, up 15 percent from $623 million in 2008, and up 14 percent compared with prior year adjusted operating profit of $629 million.  The latter amount excludes net charges incurred in 2008 for the company’s strategic cost reduction plan.
     The improved results included the benefits of organic top-line growth, input cost deflation and cost savings.  Deflation in key cost inputs amounted to about $145 million overall versus 2008, including about $50 million in lower fiber costs, approximately $50 million for raw materials other than fiber, primarily polymer resins and other oil-based materials, about $30 million of lower energy costs, and $15 million in distribution costs.  Cost savings in the quarter from the company’s FORCE (Focused On Reducing Costs Everywhere) program and strategic cost reduction plan totaled $45 million and $7 million, respectively.  Pension expense rose by about $30 million, with a majority of the increase reflected in cost of sales, and marketing, research and general expenses also increased, reflecting the previously mentioned rise in strategic marketing, along with higher selling and administrative expenses.
     The overall currency effect on fourth quarter operating profit was essentially neutral in the fourth quarter in 2009 versus 2008.  Translation gains totaled about $15 million and currency transaction losses included in other (income) and expense, net were $1 million in 2009 compared to $20 million in 2008.  These impacts were offset by about $35 million of expense in cost of sales in the fourth quarter of 2009 to recognize the U.S. dollar cost of importing finished product into Venezuela at the parallel market currency rate rather than the official rate.
     Other (income) and expense, net was $25 million of income in the fourth quarter of 2009 compared to $15 million of expense in the fourth quarter of 2008 which included a $14 million restructuring-related gain.  In addition to the lower level of currency transaction losses in 2009, the year-on-year improvement in other (income) and expense, net was driven by favorable settlement of value-added tax matters in Latin America in 2009, along with costs incurred in 2008 related to a legal judgment.

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     The company’s effective tax rate for the fourth quarter of 2009 was 28.0 percent, decreasing earnings by about 8 cents per share compared to 2008 adjusted results.  In the year-ago quarter, the effective tax rate was 22.4 percent and the adjusted effective tax rate, excluding the effects of charges for the company’s strategic cost reduction plan, was 23.2 percent and included benefits from a number of tax matters.  For the full-year 2009, the company’s effective tax rate was 29.0 percent, consistent with the company’s previous estimate of 28 to 30 percent.  A reconciliation of the 2008 effective tax rate calculation is provided in a separate section of this news release.
     Kimberly-Clark’s share of net income of equity companies in the fourth quarter increased to $48 million from $21 million in 2008, mainly as a result of higher net income at Kimberly-Clark de Mexico, S.A.B. de C.V. (KCM).  Prior-year results at KCM were negatively impacted by significant currency transaction losses on U.S. dollar-denominated liabilities, which reduced Kimberly-Clark’s net income by approximately 6 cents per share in 2008.  In addition, KCM delivered solid organic sales growth and improved gross profit in the fourth quarter of 2009.
     Net income attributable to noncontrolling interests was $30 million in the fourth quarter of 2009 compared with $35 million in the prior year.  The decrease was primarily due to the acquisition of the remaining interest in the company’s Andean affiliate in January 2009.
Organization optimization initiative – update
      As announced in June of 2009, the company initiated a plan to reduce its worldwide salaried workforce by approximately 1,600 positions by the end of 2009.  This action was intended to further improve Kimberly-Clark’s underlying profitability and cash flow and put the company in a better position to take advantage of future growth and innovation opportunities.  Fourth quarter 2009 results included $6 million in pre-tax severance and related costs for this initiative, bringing full-year costs to $128 million.  A breakdown of the costs by income statement line and business segment is included later in this news release.  Related savings from this initiative were approximately $30 million in the fourth quarter of 2009 and $55 million for the full year.  Expected annualized pre-tax savings remain approximately $135 million.
Cash flow and balance sheet
     Cash provided by operations in the fourth quarter of 2009 totaled $1,001 million, an increase of 48 percent from $678 million in the prior year.  The improvement was driven by higher cash earnings and reduced working capital, partially offset by increased pension plan contributions.  Fourth quarter contributions to the company’s defined benefit pension plans totaled $127 million in 2009 versus $62 million in 2008, bringing full year contributions to $845 million compared to $129 million in the prior year.  The company contributed $100 million to its U.S. defined benefit pension plan in the fourth quarter, which was incremental to the company’s previous plan for the year.  Full year 2009 cash provided by operations was an all-time record of $3,481 million, up 38 percent from $2,516 million in 2008.

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     Capital spending for the quarter was $285 million compared with $253 million in 2008.  For the full year of 2009, capital spending totaled $848 million, in line with the company’s targeted range of $800 to $850 million.  Consistent with its previously announced plans for 2009, the company did not repurchase any shares of its common stock during the fourth quarter.  Total debt and redeemable securities was $6.5 billion at December 31, 2009 compared with $7.0 billion at the end of 2008.
Full year results
     For the year of 2009, sales of $19.1 billion fell 1.5 percent from $19.4 billion in 2008, including unfavorable currency effects of about 5 percent.  Net selling prices increased nearly 4 percent, while organic sales volumes declined about 1 percent.  Full year operating profit of $2,825 million was up 11 percent compared to $2,547 million in 2008 and up 8 percent compared to 2008 adjusted operating profit of $2,607 million.  The benefits of organic sales growth, FORCE and strategic cost reduction plan savings of about $240 million and deflation in key cost components totaling approximately $675 million, were partially offset by negative currency effects of about $355 million, severance and related costs of $128 million, increased pension expense of about $155 million, higher operating costs and increased strategic marketing spending.  Diluted net income per share in 2009 was $4.52 compared with $4.03 in 2008 and 2008 adjusted earnings of $4.13.  Adjusted results in 2008 exclude strategic cost reduction charges and an extraordinary loss related to the restructuring of certain contractual arrangements.
Outlook
                The company’s key planning and guidance assumptions for 2010 are as follows:
•	Net sales increase of 5 to 6 percent.
−	Organic sales are expected to grow 2 to 3 percent, driven by volume growth of 2 to 3 percent. Net selling prices and product mix are anticipated to be even with the prior year.
−	The combined impact of the 2009 acquisitions of I-Flow Corporation and Jackson Safety should benefit 2010 sales by 1 point.
−
Currency rates are expected to increase sales by approximately 2 percent.  This assumes that rates are generally consistent with fourth quarter 2009 levels with the exception of the Venezuelan bolivar.  Following the recent devaluation of the bolivar, the company continues to evaluate the rate at which local currency results in Venezuela will be translated into U.S. dollars in 2010, but for current planning purposes has assumed a rate between 4.3 and 6.0 bolivars to the U.S. dollar.  In 2009, about 3 percent of K-C net sales were generated in Venezuela.

•	Adjusted operating profit growth of 7 to 11 percent.
−
Inflation in key cost inputs of $300 to $400 million.  This reflects estimated average market pricing for benchmark northern softwood pulp of approximately $850 to $875 per metric ton and oil prices averaging $80 to $85 per barrel for the year.

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−	Savings from the company’s FORCE program totaling $150 to $200 million.
−
Before any impact from the bolivar devaluation in Venezuela, year-over-year currency translation benefits of $85 to $115 million due to the strengthening of key foreign currencies versus the U.S. dollar.

−
Pension expense of approximately $160 million across all company defined benefit plans, a decrease of approximately $90 million from 2009.  Cash contributions to the plans in 2010 are expected to total about $240 million versus $845 million in 2009.

−	Strategic marketing spending is planned to increase faster than sales, supporting new and improved products, targeted growth initiatives and overall brand equity.
•
The adjusted effective tax rate for the year is expected to be in a range of 29 to 31 percent compared to the 2009 effective rate of 29 percent.  The year-over-year increase at the midpoint is equivalent to an approximate 1 ½ point reduction in earnings growth.

•	The company’s share of net income of equity companies is expected to rise modestly compared to 2009’s level, due to improved performance at K-C de Mexico.
•	Capital spending should total $1.0 to $1.1 billion, in the lower half of the company’s long-term targeted range of 5 to 6 percent of net sales.
•	A high single-digit to low double-digit increase in the dividend is anticipated effective April 2010, subject to approval by the Board of Directors.
•	Share repurchases are expected to total $500 to $600 million, subject to market conditions. The company plans to begin repurchasing shares in the first quarter of 2010.
•
The company will begin accounting for Venezuela as hyper-inflationary effective January 1, 2010 and currently anticipates recording a one-time after tax loss of $60 to $90 million (14 to 22 cents per share) in the first quarter for the expected remeasurement of the local currency balance sheet in Venezuela as a result of the recent currency devaluation.  K-C’s 2010 guidance for adjusted operating profit growth, the adjusted effective tax rate and adjusted earnings per share excludes the impact of this loss and the company plans to report adjusted results in 2010 that will exclude the impact of this item.

•	The company currently estimates that the ongoing impact of the January 2010 currency devaluation in Venezuela will not materially impact the company’s 2010 earnings per share.
     Commenting on the outlook, Falk said, “The strength of our performance in 2009 gives us confidence that we will continue to execute our Global Business Plan well in the coming year.  We are planning for a slow and modest economic recovery in 2010, and as a result, organic sales volumes are expected to grow 2 to 3 percent after being down slightly in 2009.  We will continue to further strengthen our brands, pursue our targeted growth initiatives and reinvest for long-term success.  We have a healthy pipeline of innovation coming to market this year, and we will support our new and improved products with increased marketing spending. We will also invest more to further strengthen our research and customer development capabilities to improve our future growth prospects.  At the same time, we will remain focused on aggressively reducing costs and maximizing cash flow, which will help us overcome significant input

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cost inflation and enable our reinvestment plans.  All-in-all, we expect adjusted earnings per share in 2010 will be in a range of $4.80 to $5.00 per share.  That’s up 6 to 11 percent compared to 2009 earnings per share, in line with, or slightly above, our long-range Global Business Plan target.
     “Moreover, we will continue to deploy our cash flow in shareholder-friendly ways.  We anticipate a healthy increase in the dividend this year, enabling us to maintain our top-tier payout ratio.  In addition, because of our strong performance in 2009 and our confidence in our ability to generate strong cash flow going forward, we are resuming our share repurchase plan in 2010.
      “Lastly, we have recently completed a review of our long-range Global Business Plan and have further sharpened our strategies and plans to facilitate the delivery of our existing top- and bottom-line growth objectives through 2015.  Our annual growth targets remain 3 to 5 percent for net sales and mid- to high-single digits for earnings per share.  We will continue to pursue targeted growth initiatives and further develop the key capabilities necessary for sustainable growth.  At the same time, financial and cost discipline remain hallmarks of our Plan.  We will provide more details around our Global Business Plan 2015 at K-C’s 2010 Investor Day, which will occur on Monday, March 22 in New York City.”
Non-GAAP financial measures
      This press release and the accompanying tables include the following financial measures in 2008 and 2010 that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures.
•  adjusted earnings and earnings per share
•  adjusted operating profit
•  adjusted effective tax rate
These non-GAAP financial measures exclude certain items that are included in the company’s earnings, earnings per share, operating profit and effective tax rate calculated in accordance with GAAP.  A detailed explanation of each of the adjustments to the comparable GAAP financial measures is given below.  In accordance with the SEC’s requirements, reconciliations of the non-GAAP financial measures to the comparable GAAP financial measures are attached.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures.  Management and the company’s Board of Directors use adjusted earnings, adjusted earnings per share and adjusted operating profit to (a) evaluate the company’s historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company’s business units and their managers. Additionally, the Management Development and Compensation Committee of the company’s Board

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of Directors has used the non-GAAP financial measures related to the strategic cost reduction charges when setting and assessing achievement of incentive compensation goals.  These goals are based, in part, on the company’s adjusted earnings per share and improvement in the company’s adjusted return on invested capital determined by excluding the charges that are used in calculating these non-GAAP financial measures.
In addition, Kimberly-Clark management believes that investors’ understanding of the company’s performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company’s ongoing results of operations.  Many investors are interested in understanding the performance of our businesses by comparing our results from ongoing operations from one period to the next.  By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors’ understanding of our businesses and our results of operations.  Also, many financial analysts who follow our company focus on and publish both historical results and future projections based on non-GAAP financial measures.  We believe that it is in the best interests of our investors for us to provide this information to analysts so that those analysts accurately report the non-GAAP financial information.
We calculated adjusted earnings, adjusted earnings per share, adjusted operating profit and adjusted effective tax rate for the quarter and year ended December 31, 2008 by excluding from the comparable GAAP measures charges related to our strategic cost reduction plan for streamlining the company’s operations and an after-tax extraordinary loss related to the restructuring of certain contractual arrangements in the second quarter of 2008.  In addition, we will begin accounting for Venezuela as hyper-inflationary effective January 1, 2010 and anticipate recording a one-time loss for the expected remeasurement of the local currency balance sheet in that country as a result of the recent currency devaluation.  We calculated estimated adjusted earnings per share and estimated adjusted effective tax rate for 2010 by excluding from the comparable GAAP measures the impacts of that loss.  The nature of and basis for the adjustments are described below:
•
Strategic cost reduction plan. In July 2005, the company authorized a strategic cost reduction plan aimed at streamlining manufacturing and administrative operations, primarily in North America and Europe.  The strategic cost reduction plan commenced in the third quarter of 2005 and was completed as of December 31, 2008.  At the time we announced the plan, we advised investors that we would report our earnings, earnings per share and operating profit excluding the strategic cost reduction plan charges so that investors could compare our operating results without the plan charges from period to period and could assess our progress in implementing the plan. Management does not consider these charges to be part of our

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earnings from ongoing operations for purposes of evaluating the performance of its business units and their managers and excludes these charges when making decisions to allocate resources among its business units.
•
Extraordinary loss.  In June 2008, the company restructured contractual arrangements of two financing entities, which resulted in the consolidation of these two entities.  As a result of the consolidation, notes receivable and loan obligations held by these entities have been included in long-term notes receivable and long-term debt on the company’s consolidated balance sheet.  Because the fair value of the loans exceeded the fair value of the notes receivable, the company recorded an after-tax extraordinary loss on its income statement for the period ended June 30, 2008.  Management does not consider this loss to be part of our earnings from ongoing operations for purposes of evaluating the performance of its business units and their managers and excludes this loss when making decisions to allocate resources among its business units.

•
Devaluation of Venezuelan bolivar and hyper-inflationary accounting.  The company will begin accounting for Venezuela as hyper-inflationary effective January 1, 2010 and anticipates recording a loss in the first quarter 2010 for the expected remeasurement of the local currency balance sheet in Venezuela as a result of the recent currency devaluation.  Management does not consider this loss to be part of our earnings from ongoing operations for the purposes of evaluating the performance of its business units and their managers and will exclude this loss when making decisions to allocate resources among its business units.

•
Adjusted effective tax rate. In the analysis of its effective tax rate, the company excludes the effects of charges for the strategic cost reduction plan and the estimated effect of the balance sheet remeasurement in Venezuela.  We believe that adjusting for these items provides improved insight into the tax effects of our ongoing business operations.

These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measure.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.  The non-GAAP financial measures should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

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Conference call
       A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today.  The conference call will be simultaneously broadcast over the World Wide Web.  Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company’s Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 150 countries.  Every day, 1.3 billion people – nearly a quarter of the world’s population – trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being.  With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in more than 80 countries.  To keep up with the latest K-C news and to learn more about the company’s 138-year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark’s Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company’s Web site on the same day they are filed with the SEC.  To view these filings, visit the Investors section of the company’s Web site.
Certain matters contained in this news release concerning the business outlook, including economic conditions, anticipated currency rates and exchange risk, anticipated impact of acquisitions, cost savings, changes in finished product selling prices, anticipated raw material and energy costs, anticipated benefits related to the organization optimization initiative, anticipated financial and operating results, revenue realization strategies, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management’s expectations and beliefs concerning future events impacting the company.  There can be no assurance that these future events will occur as anticipated or that the company’s results will be as estimated.  For a description of certain factors that could cause the company’s future results to differ materially from those expressed in any such forward-looking statements, see Item 1A of the company’s Annual Report on Form 10-K for the year ended December 31, 2008 entitled “Risk Factors.”

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
PERIODS ENDED DECEMBER 31
(Millions of dollars, except per share amounts)

	Three Months
	Ended December 31
	2009	2008	Change

Net Sales	$4,982	$4,598	+ 8.4%
Cost of products sold	3,316	3,143	+ 5.5%

Gross Profit	1,666	1,455	+ 14.5%
Marketing, research and general expenses	974	817	+ 19.2%
Other (income) and expense, net	(25)	15	N.M.

Operating Profit	717	623	+ 15.1%
Interest income	5	15	- 66.7%
Interest expense	(64)	(80)	- 20.0%

Income Before Income Taxes and Equity Interests	658	558	+ 17.9%
Provision for income taxes	(184)	(125)	+ 47.2%
Income Before Equity Interests	474	433	+ 9.5%
Share of net income of equity companies	48	21	+ 128.6%

Net Income	522	454	+ 15.0%
Net income attributable to noncontrolling interests(a)	(30)	(35)	- 14.3%

Net Income Attributable to Kimberly-Clark Corporation(a)	$492	$419	+ 17.4%

Per Share Basis – Diluted

Net Income Attributable to Kimberly-Clark Corporation(a)	$1.17	$1.01	+ 15.8%

(a)
Effective January 1, 2009, the Corporation adopted new accounting requirements related to the presentation of noncontrolling interests in consolidated financial statements.  Prior year amounts have been recast to conform to those requirements.

                    N.M. – Not meaningful
                    Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED DECEMBER 31
(Millions of dollars)

Notes:

1. Charges for the Strategic Cost Reductions are included in the Consolidated Income Statement as follows:

Three Months
Ended December 31
2008
Cost of products sold	$12

Marketing, research and general expenses	8

Other (income) and expense, net	(14)

Provision for income taxes	(6)

Net charges	$-

2. Organization optimization charges are included in the Consolidated Income Statement as follows:

Three Months
Ended December 31
2009
Cost of products sold	$3

Marketing, research and general expenses	3

Provision for income taxes	(2)

Net charges	$4

Unaudited

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KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
PERIODS ENDED DECEMBER 31
(Millions of dollars, except per share amounts)

	Twelve Months
	Ended December 31
	2009	2008	Change

Net Sales	$19,115	$19,415	- 1.5%
Cost of products sold	12,695	13,557	- 6.4%

Gross Profit	6,420	5,858	+ 9.6%
Marketing, research and general expenses	3,498	3,291	+ 6.3%
Other (income) and expense, net	97	20	N.M.

Operating Profit	2,825	2,547	+ 10.9%
Interest income	26	46	- 43.5%
Interest expense	(275)	(304)	- 9.5%

Income Before Income Taxes, Equity Interests and Extraordinary Loss	2,576	2,289	+ 12.5%
Provision for income taxes	(746)	(618)	+ 20.7%
Income Before Equity Interests and Extraordinary Loss	1,830	1,671	+ 9.5%
Share of net income of equity companies	164	166	- 1.2%
Extraordinary loss, net of income taxes	-	(8)	N.M.

Net Income	1,994	1,829	+ 9.0%
Net income attributable to noncontrolling interests(a)	(110)	(139)	- 20.9%

Net Income Attributable to Kimberly-Clark Corporation(a)	$1,884	$1,690	+ 11.5%

Per Share Basis – Diluted

Before extraordinary loss	$4.52	$4.05	+ 11.6%

Net Income Attributable to Kimberly-Clark Corporation(a)	$4.52	$4.03	+ 12.2%

(a)    Effective January 1, 2009, the Corporation adopted new accounting requirements related to the presentation of noncontrolling interests in consolidated financial statements.  Prior year amounts have been recast to conform to those requirements.

                    N.M. – Not meaningful
                    Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED DECEMBER 31
(Millions of dollars, except per share amounts)

Notes:

1. Charges for the Strategic Cost Reductions are included in the Consolidated Income Statement as follows:

Twelve Months
Ended December 31
2008
Cost of products sold	$43

Marketing, research and general expenses	29

Other (income) and expense, net	(12)

Provision for income taxes	(24)

Net charges	$36

2. Organization optimization charges are included in the Consolidated Income Statement as follows:

Twelve Months
Ended December 31
2009
Cost of products sold	$44

Marketing, research and general expenses	84

Provision for income taxes	(37)

Net charges	$91

3. Other information:

	Twelve Months
	Ended December 31
	2009	2008
Cash Dividends Declared Per Share	$2.40	$2.32

	December 31
Common Shares (Millions)	2009	2008

Outstanding, as of	416.9	413.6

Average Diluted for:
Three Months Ended	419.2	416.3
Twelve Months Ended	416.8	419.6

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED DECEMBER 31
 (Millions of dollars)
Supplemental Financial Information:

Preliminary Balance Sheet Data:
	December 31	December 31
	2009	2008

Cash and cash equivalents	$798	$364

Accounts receivable, net	2,554	2,492

Inventories	2,033	2,493

Total current assets	5,850	5,813

Total assets	19,182	18,089

Accounts payable	1,920	1,603

Debt payable within one year	610	1,083

Total current liabilities	4,910	4,752

Long-term debt	4,792	4,882

Redeemable preferred and common securities of subsidiaries	1,052	1,032

Stockholders’ equity	5,696	4,261

	Twelve Months
	Ended December 31
Preliminary Cash Flow Data:	2009	2008

Cash provided by operations	$3,481	$2,516

Cash used for investing	$(1,288)	$(847)

Cash used for financing	$(1,788)	$(1,747)

Depreciation and amortization	$783	$775

Capital spending	$848	$906

Cash dividends paid	$986	$950

Unaudited

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED DECEMBER 31

Description of Business Segments

The Corporation is organized into operating segments based on product groupings. These operating segments have been aggregated into four reportable global business segments:  Personal Care; Consumer Tissue; K-C Professional & Other; and Health Care. The reportable segments were determined in accordance with how the Corporation’s executive managers develop and execute the Corporation’s global strategies to drive growth and profitability of the Corporation’s worldwide Personal Care, Consumer Tissue, K-C Professional & Other, and Health Care operations. These strategies include global plans for branding and product positioning, technology, research and development programs, cost reductions including supply chain management, and capacity and capital investments for each of these businesses. Segment management is evaluated on several factors, including operating profit. Segment operating profit excludes other income and (expense), net; income and expense not associated with the business segments; and the costs of corporate decisions related to the Strategic Cost Reductions.  Corporate & Other includes the costs related to the Strategic Cost Reductions.

The principal sources of revenue in each of our global business segments are described below.

The Personal Care segment manufactures and markets disposable diapers, training and youth pants and swimpants; baby wipes; feminine and incontinence care products; and related products. Products in this segment are primarily for household use and are sold under a variety of brand names, including Huggies, Pull-Ups, Little Swimmers, GoodNites, Kotex, Lightdays, Depend, Poise and other brand names.

The Consumer Tissue segment manufactures and markets facial and bathroom tissue, paper towels, napkins and related products for household use. Products in this segment are sold under the Kleenex, Scott, Cottonelle, Viva, Andrex, Scottex, Hakle, Page and other brand names.

The K-C Professional & Other segment manufactures and markets facial and bathroom tissue, paper towels, napkins, wipers and a range of safety products for the away-from-home marketplace. Products in this segment are sold under the Kimberly-Clark, Kleenex, Scott, WypAll, Kimtech, KleenGuard, Kimcare and Jackson brand names.

The Health Care segment manufactures and markets disposable health care products such as surgical gowns, drapes, infection control products, sterilization wrap, face masks, exam gloves, respiratory products and other disposable medical products.  Products in this segment are sold under the Kimberly-Clark, Ballard, ON-Q and other brand names.

Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
PERIODS ENDED DECEMBER 31
(Millions of dollars)

	Three Months			Twelve Months
	Ended December 31			Ended December 31
	2009	2008	Change	2009	2008	Change
NET SALES:

Personal Care	$2,134	$1,914	+ 11.5%	$8,365	$8,272	+ 1.1%
Consumer Tissue	1,655	1,640	+ 0.9%	6,409	6,748	- 5.0%
K-C Professional & Other	815	730	+ 11.6%	3,007	3,174	- 5.3%
Health Care	387	317	+ 22.1%	1,371	1,224	+ 12.0%

Corporate & Other	15	17	N.M.	53	79	N.M.

Intersegment Sales	(24)	(20)	N.M.	(90)	(82)	N.M.

Consolidated	$4,982	$4,598	+ 8.4%	$19,115	$19,415	- 1.5%

OPERATING PROFIT(a):

Personal Care	$436	$380	+ 14.7%	$1,739	$1,649	+ 5.5%
Consumer Tissue	149	182	- 18.1%	736	601	+ 22.5%
K-C Professional & Other	119	101	+ 17.8%	464	428	+ 8.4%
Health Care	56	45	+ 24.4%	244	143	+ 70.6%

Corporate & Other(b)	(68)	(70)	- 2.9%	(261)	(254)	+ 2.8%

Other income and (expense), net(b)(c)	25	(15)	N.M.	(97)	(20)	N.M.

Consolidated	$717	$623	+ 15.1%	$2,825	$2,547	+ 10.9%

                                                  (a)  Organization optimization charges in 2009 are included by business segment as follows:

	Three Months	Twelve Months
	Ended December 31	Ended December 31
	2009	2009

Personal Care	$3	$47
Consumer Tissue	3	50
K-C Professional & Other	-	16
Health Care	-	6
Corporate & Other	-	9
Total	$6	$128

                                 N.M. – Not meaningful
                                 Unaudited

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KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
PERIODS ENDED DECEMBER 31

(b) Corporate & Other and Other income and (expense), net, include the following amounts of pre-tax charges for the strategic cost reductions.

	Three Months	Twelve Months
	Ended December 31	Ended December 31
	2008	2008
Corporate & Other	$(20)	$(72)

Other income and (expense), net	14	12

(c)  Other income and (expense), net, includes the following amounts of currency transaction losses.

	Three Months		Twelve Months
	Ended December 31		Ended December 31
	2009	2008	2009	2008

Other income and (expense), net	$(1)	$(20)	$(110)	$(18)

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended December 31, 2009
		Organic	Acquisition	Total	Net	Mix/
	Total	Volume	Volume(1)	Volume	Price	Other(2)	Currency

Consolidated	8.4	2	1	3	2	(2)	5

Personal Care	11.5	5	-	5	2	(1)	5

Consumer Tissue	0.9	(2)	-	(2)	(1)	-	4

K-C Professional & Other	11.6	(3)	3	-	7	-	5

Health Care	22.1	13	6	19	-	-	3

	Twelve Months Ended December 31, 2009
		Organic	Acquisition	Total	Net	Mix/
	Total	Volume	Volume(1)	Volume	Price	Other(2)	Currency

Consolidated	(1.5)	(1)	-	(1)	4	-	(5)

Personal Care	1.1	2	-	2	5	-	(6)

Consumer Tissue	(5.0)	(3)	-	(3)	3	-	(5)

K-C Professional & Other	(5.3)	(8)	2	(6)	4	1	(4)

Health Care	12.0	12	2	14	-	-	(2)

                                                                         (1)   Volume related to Jackson Safety and I-Flow acquisitions.
                                                                         (2)   Mix/Other includes rounding.

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED DECEMBER 31
(Millions of dollars, except per share amounts)

NON-GAAP RECONCILIATION SCHEDULES

The tables on the following pages present the reconciliation of non-GAAP financial measures to GAAP financial measures.

EARNINGS SUMMARY:

	Three Months Ended		Twelve Months Ended
	December 31, 2008		December 31, 2008
		Diluted		Diluted
	Income	Earnings	Income	Earnings
	(Expense)	Per Share	(Expense)	Per Share

Adjusted Earnings	$419	$1.01	$1,734	$4.13

Adjustments for:

Strategic Cost Reduction charges	-	-	(36)	(.09)

Extraordinary Loss	-	-	(8)	(.02)

Rounding	-	-	-	.01

Net Income Attributable to Kimberly-Clark Corporation	$419	$1.01	$1,690	$4.03

OPERATING PROFIT SUMMARY:

	Three Months	Twelve Months
	Ended December 31	Ended December 31
	2008	2008

Adjusted Operating Profit	$629	$2,607

Adjustments for:

Strategic Cost Reduction charges	(6)	(60)

Operating Profit	$623	$2,547

EFFECTIVE INCOME TAX RATE RECONCILIATION: Adjustments for Strategic Cost Reduction charges

	Three Months Ended		Twelve Months Ended
	December 31, 2008		December 31, 2008
	As	Excluding	As	Excluding
	Reported	Adjustments	Reported	Adjustments

Income Before Income Taxes	$558	$564	$2,289	$2,349

Provision for Income Taxes	125	131	618	642

Effective Income Tax Rate	22.4%		27.0%

Adjusted Effective Income Tax Rate		23.2%		27.3%

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KIMBERLY-CLARK CORPORATION
PERIODS ENDED DECEMBER 31

OUTLOOK FOR 2010

Estimated Full-Year 2010 Diluted Earnings Per Share:

Adjusted Earnings Per Share	$4.80	-	$5.00

Adjustment for Venezuelan Balance Sheet Remeasurement	(.22)	-	(.14)

Earnings Per Share – Diluted	$4.58	-	$4.86

Estimated Full-Year 2010 Effective Tax Rate:

Adjusted Effective Tax Rate	29%	-	31%

Adjustment for Venezuelan Balance Sheet Remeasurement	1%	-	1%

Effective Tax Rate	30%	-	32%

Investor Relations contact:	Paul Alexander, 972-281-1440, palexand@kcc.com

Media Relations contact:	Kay Jackson, 972-281-1486, kay.jackson@kcc.com

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